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                                                                     EXHIBIT 5.1



                                  May 23, 1997


     Cytogen Corporation
     600 College Road East
     CN 5308
     Princeton, NJ 08540-5308

     Gentlemen:

          We refer to the registration of 500,000 shares (the "Shares") of Common Stock, $.01 par value, of Cytogen Corporation (the "Company") to be offered pursuant to the Cytogen Corporation Employee Stock Purchase Plan (the "Plan") in a registration statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act").

          In rendering this opinion, we have examined the Plan, copies of the Registration Statement, copies of the corporate charter and by-laws of the Company, as amended, copies of certain resolutions of the Board of Directors of the Company and such other corporate records and documents as we have deemed necessary in order to enable us to express the opinion set forth below.

          Based on the foregoing examination, it is our opinion that, when issued against receipt of the agreed purchase price therefor pursuant to the applicable provisions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
     Section 7 of the Act.

                              Very truly yours,

                              /s/ Dechert Price & Rhoads